Exhibit 10.51(o)

AMENDMENT TO

WELLPOINT 401(k) RETIREMENT SAVINGS PLAN

In accordance with Section 16.01 of the WellPoint 401(k) Retirement Savings Plan (the “Plan”), the Pension Committee of Anthem Insurance Companies, Inc. (the “Committee”) has approved the following amendment to the Plan:

Effective as of May 1, 2005, Section 11.07 is amended in its entirety to read as follows:

“Notwithstanding any provision of this Plan, if the vested portion of a Participant’s Account on the date the Participant ceases to be an Employee is $5,000 or less, the Participant’s Account will be distributed to the Participant, or Beneficiary, as the case may be, as soon as practicable, without the consent of the Participant or the Participant’s Beneficiary. Effective May 1, 2005, in the event that the vested portion of a Participant’s Account on the date the Participant ceases to be an Employee is greater than $1,000, but $5,000 or less, if the Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover under Section 11.10 or to receive the distribution directly in accordance with Section 11.08, then the Committee will pay the distribution in a direct rollover to an individual retirement plan designated by the Committee.”

This Amendment has been executed this 26th day of April, 2005.

ANTHEM INSURANCE COMPANIES INC. PENSION COMMITTEE

By:	/s/ Randy Brown
Chairman